SETTLEMENT AGREEMENT

     THIS SETTLEMENT AGREEMENT ("Agreement") is entered into and is effective as of May 6, 2000 by and between Crys*Tel Telecommunications.com, Inc., a Florida corporation with principal offices at 4275 Executive Square, Suite 1100, La Jolla, California 92037 (Corporate Releasee), Lorenzo Musa (A Musa), Edward Nixon (Nixon), and Anthony J. Papalia, Jr. (A.J. Papalia) each with principal offices at 4275 Executive Square, Suite 1100, La Jolla, California 92037 (collectively, as the Individual Releasees) and Robert Papalia (the First Releasor), Anthony Papalia (the Second Releasor), Kaiden, SA with principal address at Galerie St. Francois 8 - P.O. Box 2224 - CH - 1002, Lausanne, Switzerland (the Kaiden Releasor), Packer Information Systems, Inc. (the Packer Releasor), and PacRim Information Systems, Inc. with principal address at 1390 Ottawa Avenue, West Vancouver, British Columbia, Canada V7T 2H5 (the PacRim Releasor) and Crys-Tel International, Inc. (the CT Releasor). Musa, Nixon, and A.J. Papalia, individually and collectively together with the Corporate Releasee are hereinafter identified as the Releasees and, in addition, the First Releasor, the Second Releasor, the Kaiden Releasor, the Packer Releasor, the PacRim Releasor, and the CT Releasor are collectively identified herein as the Releasors.

                                  WHEREAS:
                                  --------

     A. The Kaiden Releasor, the PacRim Releasor and the Corporate Releasee are parties to that certain understanding captioned as Heads of Agreement and dated November 18, 1998 (the Understanding).

          In accordance with the Understanding, the Corporate Releasee issued certain shares of the capital stock of the Corporate Releasee as follows:

          (i) six million seven hundred fifty thousand (6,750,000) shares of the Common Stock of Corporate Releasee to the Kaiden Releasor in the form of stock certificate number 2001 (the Kaiden Common Shares);

          (ii) two million two hundred fifty thousand (2,250,000) shares of the Common Stock of the Corporate Releasee to the Packer Releasor in the form of stock certificate number 2002 (the Packer Common Shares);

          (iii) five million six hundred twenty-five thousand (5,625,000) shares of the Preferred Stock of the Corporate Releasor to the Kaiden Releasee in the form of certificate number P201 (the Kaiden Preferred Shares);

          (iv) one million eight hundred seventy-five thousand (1,875,000) shares of the Preferred Stock of the Corporate Releasor to the Packer Releasee in the form of stock certificate number P202 (the Packer Preferred Shares); and

          (v) and the Corporate Releasee shall, upon receipt of all said shares, cancel and return said shares to its treasury.

          The First Releasor has filed Complaint Number 744518 in Superior Court for the County of San Diego (the Court), State of California (the Civil Action) wherein the First Releasor alleged certain injury and sought certain damages against the Releasees and certain other persons named in the Civil Action.

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
          All parties to this Agreement hereby acknowledge and agree that this Agreement is an accord and satisfaction of contested matters. The Releasors and each person who is named and listed as Releasors and the Releasees and each person who is named and listed above as a part of the Releasees acknowledges and agrees that this Agreement is not and shall not be construed as an admission of liability or responsibility on the part of any party with each party expressly disclaiming any such liability and each party further agrees that, pursuant to California Evidence Code Section 622, said disclaimer of liability is part of the consideration given by each party to this Agreement.

          The Releasees and the Releasors, subject to the terms and conditions of this Agreement, seek to fully and finally settle and terminate all liabilities and obligations that the Releasees (including, but not limited to, any one or more of the Releasees) have or may have to the Releasors (including, but not limited to, any one or more of the Releasors) and to fully and finally settle and terminate all liabilities and obligations that the Releasors (including, but not limited to, any one or more of the Releasors) may have to the Releasees (including, but not limited to any one or more of the Releasees).


                 NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
                 ---------------------------------------------

1.00.     RELEASE OF CLAIMS BY THE RELEASORS AND RELEASEES.

1.01. RELEASE BY RELEASORS. In consideration of: (i) the mutual releases herein; (ii) the indemnification set forth herein; (iii) the delivery of the Kaiden Common Shares, the Packer Common Shares, the Kaiden Preferred Shares, and the Packer Preferred Shares by the Releasors to the Corporate Releasee as set forth in Section 2.00 of this Agreement; (iv) the First Releasors assurance that he will, on behalf of himself and on behalf of all other Releasors, promptly and before May 9, 2000 file a Stipulation for Entry of Judgment and Dismissal With Prejudice and Order Thereon, to fully and irrevocably dismiss the Civil Action; and (v) together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and upon execution of this Agreement by all Releasors and all Releasees, then the Releasors, individually and collectively and on their own behalf and on behalf of each of all their current and former officers, directors, agents, parent corporations, sister corporations, affiliates, attorneys, heirs, successors in interest, and assigns, hereby fully and forever releases, acquits and discharges each and every one of the Releasees and each of their current and former officers, directors, agents, parent corporations, sister corporations, affiliates, heirs, assigns, trustees, trustors, beneficiaries, attorneys, together with all affiliates, business associates, all entities currently or previously associated or affiliated with any one or more of the Releasees and each of them, of and from any and all liabilities, claims, demands, actions, causes of action and rights (contingent accrued, or otherwise) which the Releasors (including any one or more of them) may now have against any or all parties released.

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
1.02. RELEASE BY RELEASEES. In consideration of: (i) the mutual releases herein; (ii) the indemnification set forth herein; (iii) the delivery of the Kaiden Common Shares, the Packer Common Shares, the Kaiden Preferred Shares, and the Packer Preferred Shares by the Releasors to the Corporate Releasee as set forth in Section 2.00 of this Agreement whereby all said shares shall be cancelled; and (iv) the First Releasors assurance that he will, on behalf of himself and on behalf of all other members of the Releasor Group, promptly and before May 9, 2000 file a Stipulation for Entry of Judgment and Dismissal With Prejudice and Order Thereon, to fully and irrevocably dismiss the Civil Action;
(v) together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and upon execution of this Agreement by all Releasors and all Releasees, then the Releasees, individually and collectively and on their own behalf and on behalf of each of all their current and former officers, directors, agents, parent corporations, sister corporations, affiliates, attorneys, heirs, successors in interest, and assigns, hereby fully and forever releases, acquits and discharges each and every one of the Releasors and each of their current and former officers, directors, agents, parent corporations, sister corporations, affiliates, heirs, assigns, trustees, trustors, beneficiaries, attorneys, together with all affiliates, business associates, all entities currently or previously associated or affiliated with any one or more of the Releasors and each of them, of and from any and all liabilities, claims, demands, actions, causes of action and rights (contingent accrued, or otherwise) which the Releasees (including any one or more of them) may now have against any or all parties released.

1.03. MUTUAL WAIVER; SECTION 1542. In executing and delivering this Agreement and releasing each of the other respective parties herein, each party hereby waives any and all rights, which may exist under Section 1542 of the Civil Code of the State of California, which provides as follows:

                A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
                THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN
                HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE,
                WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY
                AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

1.04. ACTIONS TO BE TAKEN UPON EXECUTION. All of the parties hereto agree that upon execution of this Agreement:

     (a) Releasors shall immediately, fully, and irrevocably abandon the Civil Action pursuant to California Rules of Court; and

     (b) Releasors shall, on or before May 9, 2000 file and present to the Court the Stipulation for Entry of Judgment and Dismissal and Order Thereon dismissal with prejudice and irrevocably and fully withdraw all actions the Releasors, or any of them, have filed or have pending against the Releasees and any one or more of them;

     (c) Releasors shall promptly, without delay, and before May 9, 2000 transfer and deliver the Kaiden Common Shares, the Packer Common Shares, the Kaiden Preferred Shares, and the Packer Preferred Shares to the Corporate Releasee (as set forth in Section 2.00 of this Agreement) and, in so doing, transfer all right, title, and interest to all said shares to the Corporate Releasee free from all claims, interests, encumbrances, and other charges that may be asserted by any third party.

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
2.00. OBLIGATIONS OF THE FIRST RELEASOR. Upon execution of this Agreement by the First Releasor and without any delay, the First Releasor shall deliver the Kaiden Common Shares, the Packer Common Shares, the Kaiden Preferred Shares, and the Packer Preferred Shares by the Releasors to the Corporate Releasee, or its designated agent. In addition, the First Releasor shall:

2.01. DELIVERY OF STIPULATIONS. On or before May 9, 2000, execute and deliver (via First Class U.S. Mail, Postage Prepaid) to the Corporate Releasee's counsel, William M. Aul, at 4275 Executive Square, Suite 800,
La Jolla, California 92037 (the Releasee's Counsel), a Stipulation for Entry of Judgment and Dismissal and Order Thereon With Prejudice.

3.00. REPRESENTATIONS AND WARRANTIES OF ALL THE RELEASORS. The Releasors individually and collectively hereby warrant and represent that:

3.01. the Kaiden Releasor owns, and will own on the date and time at which the Kaiden Common Shares and the Kaiden Preferred Shares are delivered to the Releasees Counsel, all right, title, and interest to the Kaiden Common Shares and the Kaiden Preferred Shares with full right to convey the Kaiden Common Shares and the Kaiden Preferred Shares to the Corporate Releasee free from any claims, interests, charges, or interests of any third party; and

3.02. the Packer Releasor owns, and will own on the date and time at which the Packer Common Shares and the Packer Preferred Shares are delivered to the Releasees Counsel, all right, title, and interest to the Packer Common Shares and the Packer Preferred Shares with full right to convey the Packer Common Shares and the Packer Preferred Shares to the Corporate Releasee free from any claims, interests, charges, or interests of any third party.

4.00. TERMINATION OF PRIOR AGREEMENTS. The parties hereby acknowledge that the subject matter of the Civil Action involves, in part, the Understanding. The parties hereto who are parties to the Understanding hereby terminate the Understanding and expressly intend that the releases provided for herein shall release each and every party thereto from all obligations and liabilities thereunder. Each of the parties to the Understanding further agree that they have not assigned the Understanding or any rights accruing to them thereunder to any third party and agree to hold each and every other party to the Understanding harmless from and against any claims or interests that may be asserted by any person or entity that may later assert that any rights as an assignee or transferee thereby.

5.00. INTERPRETATION OF RELEASE. Notwithstanding anything herein set forth to the contrary, no provision of this Agreement: (i) shall constitute or be construed as a release or discharge of any obligation, claims or causes of action hereafter arising out of the breach of any of the terms or provisions of this Agreement; nor (ii) shall it constitute an admission of liability by any party to any other party.

6.00. INDEMNIFICATION BY THE RELEASORS. The Releasors shall, upon receipt of an executed copy of this Agreement, indemnify the Releasees and each person released and discharged, and their respective heirs, assigns, trustees, trustors, beneficiaries, attorneys, fiduciaries, employees, and consultants, and each of them (all collectively, as the "First Indemnitees"), and shall hold the First Indemnitees harmless from and against any and all loss, expense and/or liability arising directly or indirectly out of the enforcement or attempted enforcement by anyone (including, but not limited to, all current and former officers, directors, shareholders, parent corporations, sister corporations, agents, fiduciaries, and all current and previous affiliates of the Releasees, and each of them) against any such indemnitee of any of the same liabilities, claims, demands, actions, causes of action, and rights released and discharged by each such indemnitor, respectively. The Releasors further indemnify and agree to hold the Corporate Releasee harmless from and against any claims, expenses, charges, and all other costs and expenses (including attorneys fees and necessary disbursements) that the Corporate Releasee may incur in defending any claims by persons who may assert an ownership or other interest in the Kaiden Common Shares, the Packer Common Shares, the Kaiden Preferred Shares, and the Packer Preferred Shares to be delivered to the Corporate Releasee pursuant to Section 2.00 of this Agreement.

                                    -  7 -
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
7.00. INDEMNIFICATION BY THE RELEASEES. The Releasees shall, upon receipt of an executed copy of this Agreement and the First Releasors full and faithful performance of all the obligations recited in Section 2.00 and 2.01 of this Agreement (which shall result in the cancellation of all shares identified in Section 2.00 of this Agreement), indemnify the Releasors and each person released and discharged, and their respective heirs, assigns, trustees, trustors, beneficiaries, attorneys, fiduciaries, employees, and consultants, and each of them (all collectively, as the "Second Indemnitees"), and shall hold the Second Indemnitees harmless from and against any and all loss, expense and/or liability arising directly or indirectly out of the enforcement or attempted enforcement by anyone (including, but not limited to, all current and former officers, directors, shareholders, parent corporations, sister corporations, agents, fiduciaries, and all current and previous affiliates of the Releasors, and each of them) against any such indemnitee of any of the same liabilities, claims, demands, actions, causes of action, and rights released and discharged by each such indemnitor, respectively.

8.00. WAIVER OF SERVICE OF SUMMONS AND COMPLAINT. Each of the Releasees hereby waives service of summons and complaint in the Civil Action and expressly agrees that they are a party to the Stipulation for Entry of Judgment with Prejudice and Order Thereon.

9.00.     MISCELLANEOUS.

9.01. FURTHER ASSURANCES. Each of the parties shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

9.02. INDEPENDENT COUNSEL. Each of the parties to this Agreement acknowledges and agrees that it has had an opportunity to be represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transaction referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provision of this Agreement, has consulted with counsel concerning its terms, and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

9.03. SUCCESSORS. The provisions of this Agreement shall be deemed to obligate, extend to, and inure to the benefit of the successors, assigns, transferees, grantees, and indemnitees of each of the parties to this Agreement.

9.04. ATTORNEYS' FEES. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

9.05. INTEGRATION AND AMENDMENTS. This Agreement, and those stipulations and other exhibits attached hereto, and which are hereby expressly incorporated herein by reference, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten. Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges the he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited above herein. No amendment or waiver of any provision, term, or condition of this Agreement shall be effective unless the same is in writing and executed by the party against whom enforcement is sought.

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
9.06. INTERPRETATION. Whenever the context so requires: the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders.

9.07. CAPTIONS. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

9.08. EXHIBITS. Exhibit A is an integral part of this Agreement and is incorporated by reference herein.

9.09. SEVERANCE. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

9.10. DISCLAIMER OF LIABILITY. The parties to this Agreement hereby expressly recognize and agree that the terms and conditions of this Agreement constitute an accord and satisfaction of contested matters and neither the offer nor the acceptance of the terms and conditions hereof represent an admission of liability or responsibility on the part of any party, each party expressly disclaiming any such liability.

9.11. EXPENSES ASSOCIATED WITH THIS AGREEMENT. Each of the parties hereto agrees to bear its own costs, attorneys' fees, and related expenses associated with this Agreement.

9.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts.

9.13. SURVIVAL OF WARRANTIES. All representations and warranties made in this Agreement shall survive any closing and any execution of this Agreement for a period of three (3) years after any applicable period provided under any statutes of limitation, repose, or otherwise.

9.14. JOINT AND SEVERAL OBLIGATIONS. Each obligation imposed on the Releasors by this Agreement shall be deemed to be a joint and several obligation of each of the Releasors as if such obligation were imposed individually upon each of them. Each obligation imposed on the Releasees by this Agreement shall be deemed to be a joint and several obligation of each of the Releasees as if such obligation were imposed individually upon each of them.

9.15. POWER TO BIND. Each party to this Agreement represents that it has read and understands the contents of this Agreement and is empowered and duly authorized to execute it in his individual and representative capacities.

9.16. INTERPRETATION OF AGREEMENT. This Agreement shall be interpreted in accordance with the law of the State of California as if this Agreement was fully performed and executed within the State of California.

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9.17.     ARBITRATION. Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in San Diego, California but any dispute or controversy arising out of or interpreting this Agreement shall be settled in accordance with the laws of the State of California as if this Agreement were executed and all actions were performed hereunder within the State of California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 9.04 Above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgement in accordance with that decision may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above and each of them expressly acknowledge and agree that each individual signing this Agreement warrants and represents that he has the authority to execute this Agreement on behalf of the organization or entity on whose behalf he signs this Agreement.



FOR: FIRST RELEASOR

/S/ Robert Papalia
------------------
Robert Papalia
Individually



FOR: SECOND RELEASOR

/S/ Anthony Papalia
-------------------
Anthony Papalia
Individually



FOR: KAIDEN RELEASOR

/S/ Robert Papalia
------------------

Settlement Agreement of May 6, 2000



FOR: PACKER RELEASOR

/S/ Robert Papalia
------------------



FOR: PACRIM RELEASOR

/S/ Robert Papalia
------------------



FOR: CT RELEASOR

/S/ Robert Papalia
------------------



FOR: CORPORATE RELEASEE

/S/ Lorenzo Musa
----------------
By: Dr. Lorenzo Musa
President & CEO



FOR: MUSA

/S/ Lorenzo Musa
----------------
Dr. Lorenzo Musa
(Individually)

Settlement Agreement of May 6, 2000



FOR: NIXON

/S/ Edward Nixon
----------------
Edward Nixon



FOR: A.J. PAPALIA

/S/ Anthony Papalia
-------------------
Anthony J. Papalia



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

Attachment to Settlement Agreement of May 6, 2000

                                   EXHIBIT A

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the Consulting Agreement) IS ENTERED INTO AND IS EFFECTIVE THIS 6th day of May 2000 by and between Crys*Tel
Telecommunications.com, Inc., a Florida corporation with principal offices at 4275 Executive Square, Suite 800, La Jolla, California 92037 (the Company) and Robert Papalia (Consultant).

                                  WHEREAS:
                                  --------

     1. The Company seeks consulting services from Consultant and Consultant is willing to provide consulting services to the Company subject to the terms and conditions of this Agreement.

     2. Consultant has worked with the Company and is familiar with the Company's business, proposed strategy, and the officers and directors of the Company and their background and prior business experience.

     3. Consultant is experienced in investing in small, publicly-held development-stage companies that have no history of generating any revenues or profits, have limited managerial and financial resources, have no history of proving commercial acceptance of their business strategy, and whose common stock is sporadically traded in limited quantities on the NASDAQ Over-The Counter pink sheets and electronic markets.

     4. Consultant is an astute and experienced business consultant with worldwide business contacts and investment and financial experience in the United States, Canada, Europe, and elsewhere.

     5. Consultant is an Accredited Investor as that term is defined under Rule 501 of Regulation D of the Securities Act of 1933 and is able to assume the risks associated with making an investment in the Company.

     6. Consultant is not relying upon the Company or its officers, directors, employees, agents, or attorneys for any investment or tax advice in connection with the investment Consultant is making pursuant to this Agreement.


                 NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
                 ---------------------------------------------

1.00. DESCRIPTION OF CONSULTING SERVICES. Consultant agrees to be available to provide the following consulting services for a period of one (1) year from the date first stated above:

1.01. Assist the Company in identifying one or more potential acquisition candidates;

1.02.     Assist the Company in evaluating alternative financing strategies;
and

1.03. Assist and advise the Company's Board of Directors in evaluating its business plan.

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The parties agree that the term of this Consulting Agreement may be extended, by written agreement of the parties for additional one year periods, upon ninety (90) days written notice to each party prior to the expiration of this Agreement.

2.00. FEE TO BE PAID CONSULTANT. In consideration for the services to be rendered by Consultant as described in Section 1.00 of this Agreement, the Company shall, within thirty (30) days of the date first stated above, issue to Consultant (or Consultants assignees) an aggregate of Two Million (2,000,000) shares of the Common Stock (the Shares) of the Company on a private placement basis as a fee for all services to be rendered by Consultant under this Agreement (the Fee). All Shares shall be deemed restricted securities in accordance with the Securities Act of 1933 and the private placement exemptions allowed under applicable state securities laws wherein all acts to be performed under this Consulting Agreement may be performed.

2.01. ACKNOWLEDGMENT OF FACTS RE: THE COMPANY. Consultant acknowledges that: (i) he has a pre-existing business relationship with the Company; (ii) he has not been solicited by the Company in connection with the issuance of the Shares; (iii) he is sophisticated and experienced in investing in small companies whose common stock is traded only on a sporadic basis in the OTC pink sheets or similar markets; and (iv) he has had ample opportunity to ask questions of the Company's management regarding the Company's affairs and to receive answers to all said questions; and (v) he has received the disclosures regarding the Company's business and financial affairs as recited in Section
2.02 which he acknowledges has assisted him in making an informed investment decision.

2.02. ACKNOWLEDGMENT OF RECEIPT OF DISCLOSURES. Consultant acknowledges and agrees that prior to execution of this Consulting Agreement, Consultant has reviewed and understands: (i) the Company's 1998 audited financial statements together with all attachments thereto; (ii) the Company's unaudited financial statements for the nine months ending September 30, 1999 together with all attachments thereto; (iii) the Company's Form 10-SB, as filed with the U.S. Securities and Exchange Commission (the SEC) and which is available at the SEC's internet Web Site; and (iii) such other press releases issued by the Company regarding the Company's plans, intentions, and strategies.

2.03. ACKNOWLEDGMENT OF RISKS & HIGH RISKS OF INVESTMENT. Consultant acknowledges and agrees that he understands that the purchase of the Company's Shares involves substantial and significant risks in that the Company is a development-stage company, with no history of generating any sales revenues or profits. Consultant further understands that the Company's management have no prior experience in managing or operating a business as contemplated by the Company and that the Company will need to raise substantial additional amounts of external capital and that there can be no assurance that the Company will be successful in raising any additional capital or, if it is successful, that it can be raised on terms that are reasonable in light of the Company's current circumstances. Further, Consultant acknowledges and agrees that he is acquiring the Shares for his home account and not with a view to distribution and that the Shares will bear a restricted securities legend consistent with the requirements of the Securities Act of 1933. The Shares issued to Consultant pursuant to this Consulting Agreement carry no registration rights and represent a small, minority interest in the outstanding common stock of the Company and, as such, are subordinate to the Company's existing and future creditors. Consultant will need to consult his own tax and investment advisor and is not relying upon the Company for any investment or tax advice or the suitability of this investment. The Company faces intense competition in its markets from other, well-established competitors who possess significantly greater financial and managerial resources than the Company. The Company has incurred substantial and continuing losses and there can be no assurance that the Company will not continue to incur significant losses in the future. The Company can not and expressly does not make any prediction as to the success of its business strategy and there can be no assurances that the Shares issued to Consultant pursuant to this Agreement will have any market liquidity or, if a trading market for the Company's common stock is achieved, that the Shares will hold or achieve any value.

                                    - 12 -
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
3.00. INDEPENDENT CONTRACTOR & RESPONSIBILITY FOR EXPENSES. Consultant acknowledges and agrees that he is an independent contractor and that all services to be performed by him under this Consulting Agreement or contemplated by this Agreement shall be performed as an independent contractor. Consultant agrees to indemnify and hold the Company harmless from and against all employment and other taxes that may arise from or out of this Consulting Agreement. Further, Consultant acknowledges and agrees that he shall be solely responsible for all costs and expenses he incurs in connection with the services to be performed by Consultant and rendered to the Company pursuant to this Consulting Agreement.

4.00. OBLIGATIONS OF COMPANY. The Company shall cooperate with Consultant, provide Consultant with copies of necessary reports, correspondence, agreements, other documents and information requested by Consultant and deemed needed by the Company. The parties hereto expressly agree that Consultant's evaluation of the Company's affairs requires that the information required by Consultant shall be broadly construed but both parties understand that if the Company requires any information to remain confidential, Consultant and Consultant's agents shall not release said information without the written consent of the Company.

5.00. TERMINATION. This Agreement may be terminated by either party hereto at any time after one year from the date first stated above with or without cause except that the Consultant shall have no obligation to refund any portion of the Fee.

6.00.     MISCELLANEOUS.

6.01. SUCCESSORS. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors of each of the parties to this Agreement.

6.02. INDEPENDENT COUNSEL. Each of the parties to this Agreement acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

6.03. INTEGRATION. This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten, or related thereto. Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited herein above.

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6.04.     ATTORNEYS FEES. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

6.05. INTERPRETATION. Wherever the context so requires: the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders.

6.06. CAPTIONS. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

6.07. AMENDMENTS. No amendment to this Agreement shall be effective unless the same shall be in writing executed by the party against whom enforcement is sought.

6.08. SEVERANCE. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

6.09. COUNTERPARTS. This Agreement may be executed in any number of counterparts.

6.10. EXPENSES ASSOCIATED WITH THIS AGREEMENT. Each of the parties hereto agrees to bear its own costs, attorney's fees and related expenses associated with this Agreement.

6.11. ARBITRATION. Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in San Diego, California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 6.04 Above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgement in accordance with that decision may be entered in any court having jurisdiction thereof.

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6.12.     CONFIDENTIALITY. The parties hereto agree that the terms of this
Agreement and all documents released to Consultant pursuant to this Agreement or any documents, reports, memoranda, or correspondence constituting parts of this transaction shall be kept strictly confidential except to the extent necessary to protect the rights of the parties hereto.



IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.



FOR THE COMPANY:

By:  /S/ Lorenzo Musa
     ----------------
     Dr. Lorenzo Musa
     President



FOR CONSULTANT:

By:  /S/ Robert Papalia
     ------------------
     Robert J. Papalia

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